Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Harris Corporation for the registration of 1,250,000 shares of its common stock of our reports dated October 29, 2014, February 10, 2015, and May 6 2015 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Forms 10-Q for the quarters ended September 26, 2014, January 2, 2015, and April 3, 2015.

/s/ Ernst & Young LLP

Orlando, Florida

May 29, 2015